Free Writing Prospectus

Filed on November 5, 2025 Pursuant to Rule 433

Registration Statement No. 333-269991

FINAL TERM SHEET

Dated November 5, 2025

DOVER CORPORATION

€550,000,000 3.500% Senior Notes due 2033

Issuer:	Dover Corporation

Title of Securities:	3.500% Notes due 2033 (the “Notes”)

Legal Format:	SEC registered

Aggregate Principal Amount:	€550,000,000

Issue Price (Price to Public):	99.773% of principal amount

Maturity Date:	November 12, 2033

Coupon (Interest Rate):	3.500%

Benchmark Security:	DBR 2.600% due August 15, 2033

Spread to Benchmark Security:	+102.6 basis points (1.026%)

Benchmark Security Price and Yield:	100.642; 2.507%

Mid-Swap Yield:	2.553%

Spread to Mid-Swap Yield:	98 basis points (0.980%)

Yield to Maturity:	3.533%

Interest Payment Dates:	November 12 of each year, beginning on November 12, 2026

Regular Record Dates:	November 1 of each year

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Redemption Provisions:

Dover Corporation may, at its option, redeem any or all of the Notes, on the basis of a make-whole call at any time prior to August 12, 2033 (the date that is three months prior to maturity) at a discount rate of the applicable Comparable Government Bond Rate (as defined in the preliminary prospectus supplement) plus 15 basis points, plus accrued and unpaid interest to, but excluding, the redemption date. Dover Corporation may, at its option, redeem any or all of the Notes, at any time on or after August 12, 2033 (the date that is three months prior to maturity) at 100%, plus accrued and unpaid interest to, but excluding, the redemption date

Dover Corporation may also, at its option, redeem the Notes in whole, but not in part, for tax reasons, as described in the preliminary prospectus supplement, dated November 5, 2025

No mandatory redemption provisions

Change of Control Offer:	As described in the preliminary prospectus supplement, dated November 5, 2025

Trade Date:	November 5, 2025

Settlement Date(1):	T+5 (London business days); November 12, 2025

Listing:	Dover Corporation intends to apply to list the Notes on The New York Stock Exchange

Joint Book-Running Managers:	Merrill Lynch International Citigroup Global Markets Limited ING Bank N.V. Deutsche Bank AG, London Branch Goldman Sachs & Co. LLC HSBC Bank plc J.P. Morgan Securities plc

Co-Managers:	BNP PARIBAS Scotiabank (Ireland) Designated Activity Company U.S. Bancorp Investments, Inc. Academy Securities, Inc.

CUSIP:	260003 AR9

ISIN:	XS3227842443

Common Code:	322784244

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Ratings(2):	Baa1 (Stable Outlook) (Moody’s); BBB+ (Stable Outlook) (S&P)

(1)

Dover Corporation expects that delivery of the notes will be made against payment therefor on or about November 12, 2025, which is the fifth London business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes before the date that is one London business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

(2)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

MiFID II and UK MiFIR professionals/ECPs-only/No PRIIPs KID: Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA.

The offer and sale of the Notes to which this final term sheet relates have been registered by Dover Corporation by means of a registration statement on Form S-3 (SEC File No. 333-269991).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Merrill Lynch International toll-free at +1-800-294-1322, Citigroup Global Markets Limited toll-free at 1-800-831-9146 and ING Bank N.V. at +44-207-767-8156.